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                                                                    Exhibit 21.1

                     Subsidiaries of PCA International, Inc.

Name of Subsidiary                                            Jurisdiction of Formation
------------------                                            -------------------------
PCA LLC                                                       Delaware
    PCA Finance Corp.                                         Delaware
    PCA Photo Corporation of Canada, Inc.                     North Carolina
        PCA National of Texas, L.P. (1)                       Texas
    American Studios, Inc.                                    North Carolina
        American Studios de Mexico, S.A. de C.V. (2)          Mexico
    PCA National LLC                                          Delaware
        Photo Corporation of America                          North Carolina
    PCA de Mexico S.A. de C.V. (3)                            Mexico
    PCA of Argentina, S.A.                                    Argentina
    PCA International Deutschland Management GmbH             Germany

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(1)  PCA Photo Corporation of Canada, Inc. is the sole limited partner of PCA
National of Texas, L.P., and PCA National LLC is the sole general partner.

(2) One share of the 50,000 outstanding shares of American Studios de Mexico, S.A. de C.V. is held by a third-party due to requirements of Mexican law. The other shares are held by American Studios, Inc.

(3) One share of the 50,000 outstanding shares of PCA of Mexico S.A. de C.V. is held by a third-party due to requirements of Mexican law. The other shares are held by PCA LLC.